Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces First Quarter Fiscal 2015 Results

Lakewood, Colorado, January 29, 2015. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its first quarter of fiscal year 2015 ended December 31, 2014 and confirmed its outlook for fiscal 2015.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the first quarter of fiscal year 2015 and 2014 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for First Quarter Fiscal 2015 Compared to First Quarter Fiscal 2014

●	Net sales increased 21.0% to $145.9 million

●	Daily average comparable store sales increased 6.2%

●	Net income increased 22.0% to $3.6 million with diluted earnings per share of $0.16

●	EBITDA increased 21.9% to $11.4 million

“We are pleased with this positive start to fiscal 2015 as we prepare to celebrate our 60th anniversary of empowering health. We believe our pioneering and unrelenting commitment to healthy, organic, natural and minimally processed foods and dietary supplements positions us at the forefront of an accelerating consumer movement that is creating demand for products with higher standards,” said Kemper Isely, Co-President. “As expected, we saw encouraging improvements in our sales trends during the first quarter of fiscal 2015. We continue to remain focused on our directed sales initiatives, outstanding customer service and operational excellence.”

Operating Results — First Quarter Fiscal 2015 Compared to First Quarter Fiscal 2014

During the first quarter of fiscal 2015, net sales increased $25.3 million, or 21.0% over the same period in fiscal 2014 to $145.9 million due to a $17.9 million increase in sales from new stores and a $7.4 million, or 6.2%, increase in comparable store sales. The 6.2% increase in comparable store sales in the first quarter of fiscal 2015 followed a 10.6% increase in the first quarter of fiscal 2014 and was driven by a 3.4% increase in daily average transaction count and a 2.7% increase in average transaction size. Daily average mature store sales increased 2.8% in the first quarter of fiscal 2015. For fiscal 2015, mature stores include all stores open during or before 2010.

Gross profit during the first quarter of fiscal 2015 increased 19.5% over the same period in fiscal 2014 to $42.3 million, primarily driven by positive comparable store sales and an increase in the number of stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.0% during the first quarter of fiscal 2015, compared to 29.3% in the first quarter of fiscal 2014. Gross margin decreased due to increases in occupancy costs, partially offset by increases in product margin, both as a percentage of sales. Occupancy costs as a percentage of sales increased during the first quarter of fiscal 2015 compared to the first quarter in fiscal 2014, primarily driven by increased average lease expenses at newer stores (1).

Store expenses as a percentage of sales increased 40 basis points during the first quarter of fiscal 2015 compared to the comparable period in fiscal 2014, driven by increases in depreciation and other store expenses to support store growth, partially offset by decreases in salary-related expenses all as a percentage of sales.

Administrative expenses as a percentage of sales decreased 30 basis points during the first quarter of fiscal 2015 compared to the comparable period in fiscal 2014 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

Pre-opening and relocation expenses decreased $0.3 million during the first quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to the timing, nature and location of new store openings. During the first quarter of both fiscal 2015 and 2014, the Company opened four new stores.

Interest expense increased less than $0.1 million in the first quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to an increase in interest expense related to capital and financing lease obligations.

Net income increased 22.0% to $3.6 million compared to the comparable period in fiscal 2014 with diluted earnings per share of $0.16 in the first quarter of fiscal 2015.

EBITDA increased $2.1 million, or 21.9%, to $11.4 million, or 7.8% of sales, for the first quarter of fiscal 2015 compared to the comparable period in fiscal 2014.

(1)

The Company had 11 and nine stores accounted for as capital and financing lease obligations for the first quarter of fiscal 2015 and 2014, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 60 basis points in each of the first quarters of fiscal 2015 and 2014. Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 60 basis points in each of the first quarters of fiscal 2015 and 2014, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of December 31, 2014, the Company had $1.9 million in cash and cash equivalents, $3.1 million outstanding on its credit facility, $0.7 million in outstanding letters of credit and $11.2 million available under the credit facility.

During the first quarter of fiscal 2015, the Company generated $6.9 million in cash from operations and invested $7.6 million in capital expenditures, primarily for new stores. Additionally, during the first quarter of fiscal 2015 the Company paid $5.6 million for the store acquisition in Independence, Missouri.

Growth and Development

During the first quarter of fiscal 2015, the Company opened four new stores, bringing the total store count as of December 31, 2014 to 91 stores located in 15 states.

Since the first quarter of fiscal 2015, the Company has opened one store in Tucson, Arizona. As of the date of this release, the Company has a total of eight signed leases for new stores planned to open in fiscal 2015 in Arizona, Arkansas, Colorado, Kansas, Minnesota, Oklahoma and Texas.

Fiscal 2015 Outlook

For fiscal 2015 the Company expects:

	Prior Fiscal 2015 Outlook	Current Fiscal 2015 Outlook	Q1 FY’15 Actual
Number of new stores	18	*	4
Number of relocations	3	2	—
Number of remodels	2	*	—
Daily average comparable store sales growth	5% to 8%	*	6.2%
EBITDA as a percent of sales	7.3% to 7.5%	*	7.8%
Net income as a percent of sales	2.1% to 2.3%	*	2.4%
Diluted earnings per share	$0.63 to $0.66	*	$0.16
Capital expenditures (in millions)	$45 to $47	*	$7.6

*No Change from prior outlook.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocer’s flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 92 stores in 15 states as of the date of this earnings release.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, our Form 10-K for the fiscal ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended December 31,
	2014	2013

Net sales	$145,887	120,580
Cost of goods sold and occupancy costs	103,593	85,199
Gross profit	42,294	35,381
Store expenses	31,049	25,173
Administrative expenses	4,227	3,889
Pre-opening and relocation expenses	577	889
Operating income	6,441	5,430
Other (expense) income:
Dividends and interest income	—	1
Interest expense	(735)	(707)
Total other expense, net	(735)	(706)
Income before income taxes	5,706	4,724
Provision for income taxes	(2,142)	(1,802)
Net income	$3,564	2,922

Net income per common share:
Basic	$0.16	0.13
Diluted	$0.16	0.13
Weighted average common shares outstanding:
Basic	22,487,118	22,442,191
Diluted	22,494,373	22,470,979

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2014	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$1,855	5,113
Accounts receivable, net	1,650	2,146
Merchandise inventory	61,807	58,381
Prepaid expenses and other current assets	967	641
Deferred income tax assets	729	832
Total current assets	67,008	67,113
Property and equipment, net	126,934	120,224
Other assets:
Deposits and other assets	716	712
Goodwill and other intangible assets, net	5,789	900
Deferred financing costs, net	32	36
Total other assets	6,537	1,648
Total assets	$200,479	188,985

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,185	33,835
Accrued expenses	14,535	15,822
Revolving credit facility	3,082	—
Contingent consideration for acquisition	536	—
Capital and financing lease obligations, current portion	279	229
Total current liabilities	54,617	49,886
Long-term liabilities:
Capital and financing lease obligations, net of current portion	25,011	21,748
Deferred income tax liabilities	4,742	5,409
Deferred rent	5,968	5,842
Leasehold incentives	7,564	7,246
Total long-term liabilities	43,285	40,245
Total liabilities	97,902	90,131
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,487,600 and 22,485,488 issued and outstanding, respectively	22	22
Additional paid in capital	54,711	54,552
Retained earnings	47,844	44,280
Total stockholders’ equity	102,577	98,854
Total liabilities and stockholders’ equity	$200,479	188,985

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2014	2013
Operating activities:
Net income	$3,564	2,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,981	3,938
Gain on disposal of property and equipment	(4)	—
Share-based compensation	181	130
Excess tax benefit from share-based compensation	—	(7)
Deferred income tax (benefit) expense	(564)	215
Non-cash interest expense	4	7
Interest accrued on investments and amortization of premium	—	(1)
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	496	703
Income tax receivable	—	575
Merchandise inventory	(2,702)	(3,100)
Prepaid expenses and other assets	(328)	(334)
Increase (decrease) in:
Accounts payable	2,141	(961)
Accrued expenses	(1,308)	734
Deferred rent and leasehold incentives	445	489
Net cash provided by operating activities	6,906	5,310
Investing activities:
Acquisition of property and equipment	(7,572)	(7,684)
Proceeds from sale of property and equipment	4	—
Payment for acquisition	(5,601)	—
Decrease in restricted cash	—	500
Net cash used in investing activities	(13,169)	(7,184)
Financing activities:
Borrowings under credit facility	24,590	—
Repayments under credit facility	(21,508)	—
Capital and financing lease obligations payments	(55)	(43)
Excess tax benefit from share-based compensation	—	7
Payments on withholding tax for restricted stock unit vesting	(22)	—
Net cash provided by (used in) financing activities	3,005	(36)
Net decrease in cash and cash equivalents	(3,258)	(1,910)
Cash and cash equivalents, beginning of period	5,113	8,132
Cash and cash equivalents, end of period	$1,855	6,222
Supplemental disclosures of cash flow information:
Cash paid for interest	$8	—
Cash paid for interest on capital and financing lease obligations	762	693
Income taxes paid	4,270	22
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,468	3,646
Property acquired through capital and financing lease obligations	3,355	14

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. a non-GAAP measure). The Company defines EBITDA as net income before interest expense, provision for income tax and depreciation and amortization.

The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a measure in the Company’s incentive compensation payments.

Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA (dollars in thousands):

	Three months ended December 31,
	2014	2013
Net income	$3,564	2,922
Interest expense	735	707
Provision for income taxes	2,142	1,802
Depreciation and amortization	4,981	3,938
EBITDA	$11,422	9,369

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@naturalgrocers.com